Effective December 31, 1999, the Registrant began offering five new classes of shares (Class A, Class B, Class C, Class R and Class T) of each of its nine equity Funds (the Dreyfus Founders Balanced, Discovery, Focus, Growth, Growth and Income, International Equity, Mid-Cap Growth, Passport and Worldwide Growth Funds). In addition, on that same date, the existing class of shares of each of the Registrant's eleven Funds was designated as Class F, and was closed to non-grandfathered investors.

Each share class has its own expense structure. In addition, Classes A, B, C and T have certain front-end sales charges or contingent deferred sales charges (CDSCs). The sales charges applicable to the various Classes are summarized below:

CLASS A AND CLASS T - sales charges imposed when shares are purchased

                         Sales charge deducted      Sales charge as a % of
 Amount of investment    as a % of offering price   net investment
 -------------------------------------------------------------------------
                           Class A      Class T      Class A     Class T
                        --------------------------------------------------
 Up to $49,999               5.75%         4.50%       6.10%       4.70%
 $50,000 - $99,999           4.50%         4.00%       4.70%       4.20%
 $100,000 - $249,999         3.50%         3.00%       3.60%       3.10%
 $250,000 - $499,999         2.50%         2.00%       2.60%       2.00%
 $500,000 - $999,999         2.00%         1.50%       2.00%       1.50%
 $1 million or more*         0.00%         0.00%       0.00%       0.00%
* A 1.00% CDSC may be charged on any shares sold within one year of purchase (except shares bought through reinvestment of dividends).

o Class A shares also carry an annual shareholder services fee of 0.25% of the class' average daily net assets.

o Class T shares also carry an annual Rule 12b-1 fee of 0.25% and a shareholder services fee of 0.25% of the class' average daily net assets.

CLASS B - charged when shares are sold


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                                  CDSC as a % of initial
                                 investment or redemption
  Time Since Initial Purchase      (whichever is less)
  ---------------------------------------------------------
  First and second year                   4.00%
  Third and fourth year                   3.00%
  Fifth year                              2.00%
  Sixth year                              1.00%
  More than 6 years             Shares will automatically
                                convert to Class A, which
                                       has no CDSC

o Class B shares also carry an annual Rule 12b-1 fee of 0.75% and a shareholder services fee of 0.25% of the class' average daily net assets.

CLASS C - charged when shares are sold

A 1.00% CDSC is imposed on redemptions made within the first year of purchase. Class C shares also carry an annual Rule 12b-1 fee of 0.75% and a shareholder services fee of 0.25% of the class' average daily net assets.

CLASS R - No sales charge, Rule 12b-1 fee, or shareholder services fee.

CLASS F - No sales charge. However, Class F shares carry an annual Rule 12b-1 fee of up to 0.25% of the class' average daily net assets.

For additional information regarding the terms of the Registrant's Classes of shares, please refer to the prospectuses and Statement of Additional Information included in Post-Effective Amendment No. 66 to the Registrant's Registration Statement on Form N-1A, filed December 29, 1999, which are hereby incorporated by reference.